NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. ANNOUNCES A 15% INCREASE IN ANNUAL
INCOME FROM CONTINUING OPERATIONS FOR FY 2006

TOTOWA, N.J., December 8, 2006 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the year ended September 30, 2006 as well as for the fourth quarter ended September 30, 2006.

For the twelve month period ended September 30, 2006 income from continuing operations increased 15% to $30,284,000 as compared to $26,300,000 for the comparable fiscal 2005 period. Diluted earnings per share from continuing operations increased 13% to $2.32 for the twelve month period ended September 30, 2006 compared to $2.06 for the twelve month period ended September 30, 2005.

Included in the twelve month results were $1,488,000 of costs for stock option compensation, now required to be expensed, effective for all reporting periods beginning October 1, 2005, under Financial Accounting Standard No. 123(R) ($.08 diluted earnings per share).

Net revenues for the twelve months of fiscal 2006 increased 5.2% to $204,058,000 compared to $194,037,000 in the comparable period last year. Anesthesia, Respiratory Critical/Care and Sleep net revenues for the twelve months increased 7.5% to $163,149,000 compared to $151,836,000 in the comparable period last year.

Following are the net revenues by business segment for the twelve months ended September 30, 2006 and 2005 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT
	FOR THE YEARS ENDED SEPTEMBER 30,
	2006	2005	PERCENT CHANGE
Anesthesia (1)	$73,794	$67,896	8.7%
Respiratory/Critical Care	44,571	42,423	5.1%
Sleep	44,784	41,517	7.9%
Interventional Cardiology/Radiology(1)	25,538	25,441	0.4%
Pharmaceutical Technology Services	15,371	16,760	(8.3)%
Net Revenues	$204,058	$194,037	5.2%

(1)Our interventional cardiology/radiology business, which operates as Thomas Medical Products, has been included as part of our anesthesia segment since we acquired it in 1992. Given the extent of the growth of that business and the differences between the manner in which that business operates and the manner which our anesthesia business operates, we have concluded that it is appropriate to report that business as its own segment, which we refer to as “Interventional cardiology/radiology”. The historical financial information presented in this press release with respect to our anesthesia segment excludes Thomas medical for all years presented.

Income from continuing operations increased 6% to $8,253,000 for the fourth quarter of fiscal 2006 compared to $7,818,000 for the fourth quarter of fiscal 2005. Earnings from continuing operations per diluted share increased 2% to $.62 per share, for the fourth quarter of fiscal 2006 compared to $.61 per share for the fourth quarter of fiscal 2005. Included in the current quarter’s results was $395,000 of costs for stock option compensation now required to be expensed, effective for all reporting periods beginning October 1, 2005, under Financial Accounting Standard No. 123(R).

Net revenues for the fourth quarter of fiscal 2006 increased 0.5% to $52,856,000 compared to $52,618,000 in the comparable period last year. Anesthesia, Respiratory Critical/Care and Sleep net revenues increased 8.9% to $42,553,000 compared to $39,068,000 in the comparable period last year.

Following are the net revenues by business segment for the fourth quarter of fiscal 2006 compared to the fourth quarter of fiscal 2005 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT
	FOR THE YEARS ENDED SEPTEMBER 30,
	2006	2005	PERCENT CHANGE
Anesthesia	$19,922	$18,700	6.5%
Respiratory/Critical Care	11,626	10,712	8.5%
Sleep	11,005	9,656	14.0%
Interventional Cardiology/Radiology	7,238	9,145	(20.9)%
Pharmaceutical Technology Services	3,065	4,405	(30.4)%
Net Revenues	$52,856	$52,618	0.5%

Anesthesia net revenues for the fourth quarter increased 6.5% due to growth led by Limb-~~O~~™ and Infusable™. Respiratory/Critical Care net revenues have increased by 8.5% over the fourth quarter of fiscal 2005, resulting from increases in sales of our resuscitation products and blood pressure cuffs.

Net revenues for our sleep segment for the fourth quarter increased 14.0% for the three months ended September 30, 2006. At Breas, our manufacturer of personal ventilators and CPAP devices, revenues increased 15.3%. The net revenues at Sleep Services of America (SSA), our domestic sleep diagnostic business increased 12.5%.

Net revenue for the fourth quarter in our interventional cardiology/radiology segment decreased 20.9% to $7,238,000 resulting primarily from one customer discontinuing a division to which Thomas Medical supplied two types of vascular closing devices.

Net revenues in our Pharmaceutical technology services segment for the fourth quarter decreased 30.4% to $3,065,000 million resulting in part from a decrease in spending within its major pharmaceutical customer base and increasing competition in the market.

On December 7, 2006 the Board approved a quarterly dividend of $.09 per share payable on January 2, 2007 to shareholders of record on December 22, 2006.

Terry Wall, President and CEO of Vital Signs, commented, “I am pleased that we were within the range of our guidance, after adjusting for 123R ($1,488,000, or $.08 diluted share), and by the continual progress that we have made in improving our sleep businesses. The gross profit margin at Sleep Services of America increased from 53.1% in fiscal 2005 to 58.1% in fiscal 2006. The gross margins at Breas improved from 43.4% in fiscal 2005 to 50.7% in fiscal 2006.”

Mr. Wall added: “Our guidance for fully diluted earnings per share from continuing operations for fiscal 2007 is $2.66-$2.76 (GAAP), which equates to 15%-20% growth over fiscal 2006. “

All statements in this press release, (including our guidance for fiscal 2007), other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, regulatory approval of new products, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2006.

Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, Vital Signs provides single use products for interventional cardiology/radiology and pharmaceutical technology services to the pharmaceutical and medical device industry. Vital Signs is ISO 13485 certified and has CE Mark approval for its products. In 2006, Forbes Magazine named Vital Signs, Inc. as “one of the 200 Best Small Companies in America” based on financial criteria.

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President or William Craig, CFO (973) 790-1330 http://www.vital-signs.com

VITAL SIGNS, INC.

FINANCIAL HIGHLIGHTS

STATEMENT OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30		FISCAL YEAR ENDED SEPTEMBER 30,
	2006	2005	2006	2005
Gross revenues	$71,156	$68,990	$273,116	$253,960
Rebates	(17,176)	(15,148)	(64,642)	(55,917)
Other deductions	(1,124)	(1,224)	(4,416)	(4,006)

Net revenues	52,856	52,618	204,058	194,037
Cost of goods sold and services
Provided	26,056	25,484	100,027	95,507
Gross Profit	26,800	27,134	104,031	98,530

Expenses:
Selling, general and administrative	12,660	13,210	52,182	51,025
Research and development	1,740	1,422	7,034	7,011

Restructuring charge	—	(11)	—	213
Interest and other (income)/expense, net	(348)	(339)	(2,208)	(1,714)
Income from continuing operations
before income taxes and minority interest	12,748	12,852	47,023	41,995
Provision for income taxes	4,248	4,851	15,828	15,093
Income from continuing operations before minority interest	8,500	8,001	31,195	26,902
Minority interest	247	183	911	602
Income from continuing operations	8,253	7,818	30,284	26,300
(Loss) Income from discontinued operations, net	(208)	(6)	(167)	89
Net income	$8,045	$7,812	$30,117	$26,389

Earnings (loss) per common share:
Basic:
Income per share from continuing operations	$0.62	$0.62	$2.34	$2.08
Discontinued operations	(0.01)	0.00	(0.01)	0.01
Net earnings	$0.61	$0.62	$2.33	$2.09
Diluted:
Income per share from continuing operations	$0.62	$0.61	$2.32	$2.06
Discontinued operations	(0.01)	0.00	(0.01)	0.00
Net earnings	$0.61	$0.61	$2.31	$2.06
Basic weighted average number of shares	13,217	12,609	12,966	12,616
Diluted weighted average number of shares	13,273	12,811	13,040	12,789

VITAL SIGNS, INC.

FINANCIAL HIGHLIGHTS

BALANCE SHEET HIGHLIGHTS:

	(In Thousands) (Unaudited) September 30,
	2006	2005

Cash and cash equivalents	$41,242	$18,412
Short Term Investments	85,565	63,355
Accounts Receivable	34,284	34,417
Inventory	19,006	16,659
Current Assets	185,146	136,776
Total Assets	$305,854	$253,702

Current Liabilities	$15,355	$17,221
Total Liabilities	15,355	17,221
Shareholders equity	$285,813	$232,706